Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary – Treasurer 417-625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY
ISSUES $38,000,000 OF FIRST MORTGAGE BONDS

JOPLIN, MO – April 2, 2012 –The Empire District Electric Company (NYSE:EDE) announced today that it has entered into a Bond Purchase Agreement, dated as of April 2, 2012, for a private placement of $88,000,000 aggregate principal amount of its 3.58% First Mortgage Bonds due 2027.  The first settlement of $38,000,000 occurred today, and a second settlement of $50,000,000 is anticipated to occur on or about June 1, 2012.  The bonds will mature on April 2, 2027.  Interest is payable semi-annually on the bonds on each April 2 and October 2, commencing October 2, 2012.

The bonds may be redeemed, at the Company’s option, at any time prior to maturity, at par plus a make whole premium, together with accrued and unpaid interest, if any, to the redemption date.

The terms of the bonds are set forth in the Bond Purchase Agreement, dated as of April 2, 2012, by and among the Company and the purchasers named therein, and the Thirty-Eighth Supplemental Indenture of Mortgage and Deed of Trust dated as of April 2, 2012, by and among the Company and The Bank of New York Mellon Trust Company, N.A., as principal trustee, and UMB Bank & Trust, N.A., as Missouri trustee.

The Company expects to use the proceeds from the sale of the bonds to redeem (1) all $74,829,000 aggregate principal amount of the Company’s First Mortgage Bonds, 7.00% Series due 2024, (2) all $5,200,000 of the Company’s First Mortgage Bonds, 5.20% Pollution Control Series due 2013, and (3) all $8,000,000 of the Company’s First Mortgage Bonds, 5.30% Pollution Control Series due 2013.

The bonds have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Press Release shall not constitute an offer to sell or the solicitation of an offer to buy any security.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE: EDE) is an investor-owned, regulated utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company), and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas.  A subsidiary of the Company also provides fiber optic services.  For more information regarding Empire, visit www.empiredistrict.com.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.